EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 18, 2025 – Argent Trust Company, as Trustee of the Hugoton Royalty Trust (the “Trust”) (OTCQB: HGTXU) announced today there would not be a cash distribution to the holders of its units of beneficial interest for February 2025 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The Trust’s cash reserve was reduced by $88,000 for the payment of Trust expenses. To the extent net profits income is received in future months, the Trustee anticipates replenishing the cash reserve prior to declaring any future distributions to unitholders. Replenishment of the cash reserve may include any increase in the cash reserve total, as determined by the Trustee. The following table shows underlying gas and oil sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas and oil sales volumes attributable to the current month were primarily produced in December.

	Underlying Sales
	Volumes (a)		Average Price
	Gas	Oil	Gas	Oil
	(Mcf)	(Bbls)	(per Mcf)	(per Bbl)

Current Month Distribution	672,000	15,000	$3.83	$66.06

Prior Month Distribution	734,000	12,000	$2.81	$66.93

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has included underlying sales volumes of approximately 3,000 Bbls and 17,000 Mcf from four new non-operated wells drilled in Major County, Oklahoma and has deducted development costs of $40,000, production expense of $1,854,000, and overhead of $921,000 in determining the royalty calculation for the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that $1,000 of excess costs were recovered on properties underlying the Kansas net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Kansas net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Kansas net profits interests total $1,710,000, including accrued interest of $134,000.

XTO Energy has advised the Trustee that $23,000 of excess costs were recovered on properties underlying the Oklahoma net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $2,510,000, including accrued interest of $409,000.

XTO Energy has advised the Trustee that excess costs increased by $62,000 on properties underlying the Wyoming net profits interests. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $8,107,000, including accrued interest of $480,000.

Development Costs

XTO Energy has advised the Trustee of two additional non-operated wells in Major County, Oklahoma in which it has elected to participate. XTO Energy has also advised the Trustee that the combined development costs for these wells are anticipated to be approximately $5.7 million underlying ($4.5 million net to the Trust), and that one well was completed in 2024 and drilling commenced on the second well in 2025. However, no assurances can be made as to the estimated costs of the non-operated wells or timing to complete the second well. As of the date hereof, no development costs have been charged to the Trust for the two additional non-operated wells.

As previously disclosed, XTO Energy advised the Trustee that it elected to participate in the development of four non-operated wells in Major County, Oklahoma. As of the date hereof, $10.5 million underlying ($8.4 million net to the Trust) in development costs have been charged to the Trust for the four non-operated wells. The Trustee and XTO Energy will continue to provide material updates on the six non-operated wells in subsequent communications.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and timing, and future net profits, could differ materially due to changes in natural gas and oil prices and other economic conditions affecting the gas and oil industry and other factors described in Part I, Item 1A of the Trust's Annual Report on Form 10-K for the year ended December 31, 2023.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839